Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Alex Pettitt
Under Armour, Inc.
Tel: 410.454.6578

Media:

Diane Pelkey

Under Armour, Inc.

Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FIRST QUARTER 2010 NET REVENUE GROWTH OF 15%

AND EPS GROWTH OF 75%; RAISES NET REVENUE AND EPS OUTLOOK FOR THE FULL YEAR

•	Net Revenues Increased 15% to $229.4 Million

•	Net Income Increased 81% to $7.2 Million; Diluted EPS Increased 75% to $0.14

•	Apparel Net Revenues Increased 31% to $172.6 Million

•	Direct-to-Consumer Net Revenues Increased 73%

•	Cash and Cash Equivalents Increased 153% Year-Over-Year to $166.0 Million at Quarter-End

•	Company Raises 2010 Net Revenue Outlook to $965 Million to $985 Million (+13% to +15%) from $945 Million to $960 Million (+10% to +12%)

•	Company Raises 2010 EPS Outlook to $1.05 to $1.07 (+14% to +16%) from $1.01 to $1.03 (+10% to +12%)

Baltimore, MD (April 27, 2010) – Under Armour, Inc. (NYSE: UA) today announced financial results for the first quarter ended March 31, 2010. Net revenues increased 15% in the first quarter of 2010 to $229.4 million compared with net revenues of $200.0 million in the first quarter of 2009. Diluted earnings per share for the first quarter of 2010 grew 75% to $0.14 on weighted average common shares outstanding of 50.9 million compared with $0.08 per share on weighted average common shares outstanding of 50.4 million in the first quarter of the prior year.

First quarter apparel net revenues increased 31% to $172.6 million compared with $132.2 million in the same period of the prior year, driven by strong growth in the Men’s, Women’s, and Youth apparel businesses. Direct-to-Consumer net revenues grew 73% year-over-year during the first quarter driven by strong growth in both the Factory House stores and Web business. Footwear net revenues in the first quarter of 2010 were $43.0 million compared with $56.9 million in the first quarter of 2009. The Company had previously indicated that Running and Training footwear revenues were expected to decline in 2010 compared with 2009.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “We delivered solid top line growth of 15% in the first quarter as we continued to bring the performance story to new athletes across sports, gender and geographies. Our apparel net revenues increased 31% with strength in both the wholesale and Direct-to-Consumer channels, evidence the Brand still has tremendous growth opportunities.”

For the first quarter, operating income rose 72% to $13.6 million compared with $7.9 million in the prior year’s period. Gross margin for the first quarter of 2010 increased to 46.9% compared with 44.6% in the prior year’s quarter primarily due to improved apparel margins and increased sales in the higher margin Direct-to-Consumer channel. Selling, general and administrative expenses as a percentage of net revenues increased to 41.0% in the first quarter of 2010 compared with 40.6% in the prior year’s period as a result of increased investments in product creation and supply chain as well as continued expansion of the Factory House stores.

Balance Sheet Highlights

Cash and cash equivalents were $166.0 million at March 31, 2010 compared with $65.6 million at March 31, 2009. Inventory at quarter-end decreased 10% to $147.9 million compared with $164.4 million at March 31, 2009. Net accounts receivable increased 4% to $110.3 million at March 31, 2010 compared with $106.0 million at March 31, 2009.

Outlook for 2010

The Company had previously anticipated 2010 annual net revenues in the range of $945 million to $960 million, an increase of 10% to 12% over 2009 and 2010 diluted earnings per share for the full year to grow in line with net revenue growth. Based on the first quarter results and improved visibility for the full year, the Company now expects 2010 annual net revenues in the range of $965 million to $985 million, an increase of 13% to 15% over 2009. The Company also expects 2010 diluted earnings per share in the range of $1.05 to $1.07, an increase of 14% to 16% over 2009.

Mr. Plank concluded, “The investments we are making in apparel and Direct-to-Consumer are paying off with strong growth, while we lay the foundation and build the infrastructure for our footwear and international growth engines. With our strong brand presence in the recent Winter Olympics, Winter X Games and the PGA Tour, we continue to move beyond football and baseball fields and take the Under Armour brand message to an ever-growing audience of athletes.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, April 27th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with

European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable or tighten; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter Ended March 31, 2010 and 2009

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 3/31/10	% of Net Revenues	Quarter Ended 3/31/09	% of Net Revenues
Net revenues	$229,407	100.0%	$200,000	100.0%
Cost of goods sold	121,776	53.1%	110,776	55.4%

Gross profit	107,631	46.9%	89,224	44.6%

Selling, general and administrative expenses	94,047	41.0%	81,328	40.6%

Income from operations	13,584	5.9%	7,896	4.0%
Interest expense, net	(546)	(0.2)%	(860)	(0.5)%
Other income (expense), net	(685)	(0.3)%	13	0.0%

Income before income taxes	12,353	5.4%	7,049	3.5%
Provision for income taxes	5,183	2.3%	3,087	1.5%

Net income	$7,170	3.1%	$3,962	2.0%

Net income available per common share
Basic	$0.14		$0.08
Diluted	$0.14		$0.08

Weighted average common shares outstanding
Basic	50,419		49,420
Diluted	50,913		50,430

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 3/31/10	Quarter Ended 3/31/09	% Change
Apparel	$172,636	$132,239	30.5%
Footwear	42,958	56,931	(24.5)%
Accessories	7,518	5,776	30.2%

Total net sales	223,112	194,946	14.4%
Licensing revenues	6,295	5,054	24.6%

Total net revenues	$229,407	$200,000	14.7%

Under Armour, Inc.

As of March 31, 2010, December 31, 2009 and March 31, 2009

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 3/31/10	As of 12/31/09	As of 3/31/09
Assets

Cash and cash equivalents	$165,962	$187,297	$65,572
Accounts receivable, net	110,332	79,356	105,999
Inventories, net	147,865	148,488	164,426
Prepaid expenses and other current assets	11,697	19,989	14,359
Deferred income taxes	11,376	12,870	13,850

Total current assets	447,232	448,000	364,206

Property and equipment, net	74,539	72,926	76,085
Intangible assets, net	5,168	5,681	5,064
Deferred income taxes	16,950	13,908	8,825
Other long term assets	5,362	5,073	4,136

Total assets	$549,251	$545,588	$458,316

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$99,403	$109,595	$87,254
Current maturities of long term debt	8,994	9,275	7,311
Other current liabilities	3,221	1,292	2,767

Total current liabilities	111,618	120,162	97,332

Long term debt, net of current maturities	8,921	10,948	11,342
Other long term liabilities	15,865	14,481	10,884

Total liabilities	136,404	145,591	119,558

Total stockholders’ equity	412,847	399,997	338,758

Total liabilities and stockholders’ equity	$549,251	$545,588	$458,316

Under Armour, Inc.

Quarters Ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009

(Unaudited; in thousands)

All prior period outbound shipping costs historically included in selling, general and administrative expenses were reclassified to cost of goods sold to conform to the presentation for the three months ended March 31, 2010. In addition, the costs associated with the Company’s sourcing offices and Special Make-Up Shop historically included in cost of goods sold have been reclassified to selling, general and administrative expenses to conform to the presentation for the three months ended March 31, 2010. The Company believes these changes are more consistent with its view that cost of goods sold should primarily include product costs which are variable in nature.

Lastly, prior period stock-based compensation expense historically included in the corporate services selling, general and administrative expense category was reclassified among the appropriate selling, general and administrative expense categories based on the category in which the stock-based compensation award recipient was included to conform to the presentation for the three months ended March 31, 2010.

Changes to the Company’s cost of goods sold and selling, general and administrative expense categories are presented below:

COST OF GOODS SOLD AND SG&A, AS ORIGINALLY REPORTED

	Quarter Ended 3/31/09	Quarter Ended 6/30/09	Quarter Ended 9/30/09	Quarter Ended 12/31/09	Year Ended 12/31/09
Net revenues	$200,000	$164,648	$269,546	$222,217	$856,411
Cost of goods sold	109,449	90,370	135,491	108,076	443,386

Gross profit	90,551	74,278	134,055	114,141	413,025

Selling, general and administrative expenses
Marketing	33,080	21,303	27,659	24,040	106,082
Selling	14,595	15,217	17,687	21,217	68,716
Product innovation and supply chain	17,205	16,192	20,252	19,400	73,049
Corporate services	17,775	18,185	21,394	22,551	79,905

Total	82,655	70,897	86,992	87,208	327,752

Operating income	$7,896	$3,381	$47,063	$26,933	$85,273

COST OF GOODS SOLD AND SG&A, WITH RECLASSIFICATIONS

	Quarter Ended 3/31/09	Quarter Ended 6/30/09	Quarter Ended 9/30/09	Quarter Ended 12/31/09	Year Ended 12/31/09
Net revenues	$200,000	$164,648	$269,546	$222,217	$856,411
Cost of goods sold	110,776	90,919	136,226	108,365	446,286

Gross profit	89,224	73,729	133,320	113,852	410,125

Selling, general and administrative expenses
Marketing	33,707	21,814	28,246	25,128	108,895
Selling	14,741	15,363	17,836	21,648	69,588
Product innovation and supply chain	16,045	15,872	19,709	20,180	71,806
Corporate services	16,835	17,299	20,466	19,963	74,563

Total	81,328	70,348	86,257	86,919	324,852

Operating income	$7,896	$3,381	$47,063	$26,933	$85,273